Exhibit 23

                          Independent Auditors' Consent

The Board of Directors
Comtech Telecommunications Corp.:

We consent to incorporation by reference in the Registration Statements (Nos. 33-66278, 33-83584, 333-68967 and 333-51708) on Form S-8 of Comtech
Telecommunications Corp. of our report dated October 9, 2001, relating to the consolidated balance sheets of Comtech Telecommunications Corp. and subsidiaries as of July 31, 2001 and 2000 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended July 31, 2001 and related financial statement schedule II, which report appears in the July 31, 2001 annual report on Form 10-K of Comtech Telecommunications Corp. and subsidiaries.

                                        KPMG LLP


Melville, New York
October 19, 2001